Exhibit (a)(19)


HARNISCHFEGER INDUSTRIES, INC.
                                                                    NEWS RELEASE


For further information on this release, call

Contact:
Francis M. Corby, Jr.          James C. Benjamin      David A. Brukardt
Executive Vice President       V.P. and Controller    Director, Corporate
Finance and Administration     (414) 486-6870         Communication
(414) 486-6518                                        (414) 486-6474




                  HARNISCHFEGER INDUSTRIES DECLARES SCHEDULE FOR
                  GIDDINGS & LEWIS SPECIAL SHAREHOLDERS MEETINGS

         MILWAUKEE -- June 10 -- Harnischfeger Industries, Inc. (NYSE:
         HPH) sent the following letter to Giddings & Lewis, Inc.
         (Nasdaq: GIDL) today:


         Giddings & Lewis, Inc.
         142 Doty Street
         Fond du Lac, WI  54935


         Attention:  Secretary


         Dear Sir:
               On May 22, 1997, Harnischfeger Industries, Inc. delivered to Giddings & Lewis, Inc. ("G&L") written demands to call a special meeting of G&L's shareholders to, among other things, remove and replace G&L's current board of directors. The written demands were signed by holders of record, as of May 16, 1997 (or their duly authorized proxies or other representatives), of shares of common stock of G&L representing in excess of 10% of all of the votes entitled to be cast on the issues proposed to be considered at the special meeting. In accordance with Section 2.03(f) of G&L's bylaws, the "Delivery Date" (as defined in the G&L bylaws) is deemed to be not later than May 30, 1997; five business days after the actual delivery date.
               Pursuant to Section 2.03(e) of G&L's bylaws, if G&L's directors fail to designate an hour and date for the special meeting within 10 days after the Delivery Date (i.e., June 9,
         1997), which they apparently have not so designated, then the special meeting is to be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a business day (as defined in the G&L bylaws), on the first preceding business day. Since the 100th day after May 30, 1997 is Sunday, September 7, 1997, the special meeting is required to be held on Friday, September 5, 1997.
               Furthermore, pursuant to Section 2.06 of the G&L bylaws, the record date for the special meeting may not be more than 70 days prior to the date of the special meeting (i.e., June 27, 1997), nor later than 30 days after the Delivery Date (i.e., June 29, 1997). Therefore, the record date for the special meeting must be between June 27th and June 29th and, pursuant to Section 2.06 of the G&L bylaws, if the board fails to fix the record date by June 29, 1997, then the record date for the special meeting will be the close of business on June 29, 1997.

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                                       -2-


               G&L has established a very elaborate set of procedures for calling a special meeting of shareholders. Harnischfeger, as a shareholder of G&L, has been diligent and deliberate in following these complex procedures. However, in fairness to your shareholders, we believe it is the board's duty, after creating this complex maze, to advise the G&L shareholders of the scheduling of the special meeting rather than to ignore the complexity of the procedures it has put in place and leave shareholders to their own devices or to rely on announcement by another shareholder. We believe this information is material to G&L's shareholders and that G&L should promptly announce the date of the special meeting as well as the exact record date.

         Very truly yours,


         K. Thor Lundgren
         Executive Vice President for Law
         and Government Affairs and General Counsel
         Harnischfeger Industries, Inc.


                                      #####

         Harnischfeger Industries, Inc. [NYSE: HPH] is a global company with business segments involved in the manufacture and distribution of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), pulp and papermaking (Beloit Corporation), and material handling (P&H Material Handling).